EXHIBIT 15.1
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

MIH Limited
Registration on Form F-1 filed pursuant to Rule 462(b)

We are aware that our report dated November 30, 1998 (except with respect to Note 9, as to which the date is March 23, 1999) on our review of interim financial information of MIH Limited as of September 30, 1998 and for the six months periods ended September 30, 1998 and 1997 is incorporated by reference into this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933 ("the Act"), this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.


 /s/ PricewaterhouseCoopers Inc.

 PricewaterhouseCoopers Inc.                          Johannesburg
 Chartered Accountants (SA)                           Republic of South Africa
 Registered Accountants and Auditors                  April 13, 1999